Exhibit 4.2

Name of Company:

LAIX Inc.

Number:
	Number [cert no.]	[class of shares] Share(s) -[no. of share]-

Ordinary Share(s): -[no. of shares]-

Incorporated under the laws of the Cayman Islands

Share capital is US$250,000 divided into

(i) 200,000,000 Class A Ordinary Shares of a par value of US$0.001 each;

(ii) 25,000,000 Class B Ordinary Shares of a par value of US$0.001 each and

(iii) 25,000,000 shares of a par value of US$0.001 each;

Issued to:
[name of shareholder]

Dated	THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. and class of shares] Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

Transferred from:
EXECUTED on behalf of the said Company on the day of 2018 by:

DIRECTOR